Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-201677, 333-203457 and 333-203458

Free Writing Prospectus dated June 16, 2015

6/16/2015 Investments Offering Return Potential That Dad Would Approve Of

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FANTEX

Are You Looking For A TRULY Unique Gift This Father's Day?

How about first-ever access to an entirely new asset category?

Until now, the opportunity to invest in professional sports was generally limited to team owners. For the first time, Fantex provides investors with access to securities linked to the lifetime earnings of professional athletes. We're similar to other firms providing access to uncorrelated asset categories in areas such as consumer debt or real estate. However, we offer equities linked to the lifetime earning potential of individual athletes.

See how else we're unique:

Uncorrelated

The cash flows driving Fantex, Inc. securities come with risks and growth drivers (i.e., player performance, career length, salary cap) fundamentally different than the risks and growth drivers associated with traditional investments. In this way, Fantex, Inc.

Easier Tracking

Like other publicly traded securities, Fantex, Inc. stocks are sold through offerings registered with the Securities & Exchange Commission (SEC). However, Fantex, Inc. stocks involve both sports and finance– something many dads already know and follow

http://app.fbs.fantex.com/e/es?s=181344204&e=1512&elq=7354a4f444bb4904896532a9ee9136f6 1/4

6/16/2015 Investments Offering Return Potential That Dad Would Approve Of stocks are a unique, noncorrelated alternative asset category that can be part of a broader diversification strategy. every week. LongTerm Potential Fantex, Inc. stocks are designed to track the lifetime earnings of professional athletes and pay dividends  so they have the potential to deliver returns for Father’s Days to come. So, if you’re looking for a Father’s Day gift dad will remember every game day, consider the gift of Fantex, Inc. stocks. http://app.fbs.fantex.com/e/es?s=181344204&e=1512&elq=7354a4f444bb4904896532a9ee9136f6 2/4

6/16/2015 Investments Offering Return Potential That Dad Would Approve Of Fantex App Now Available On This offering is highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole. Copyright © 2015 Fantex, All rights reserved. Fantex Holdings, Inc., the parent company of Fantex Brokerage Services, LLC, owns shares of every Fantex Tracking Series. Fantex Brokerage Services was the managing underwriter for all Fantex Tracking Series offerings. Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking stock that currently exists or that Fantex, Inc. will establish and issue in the future. Fantex Brokerage Services, LLC cannot assure you as to the development or liquidity of any trading market for these tracking stocks. Fantex, Inc. has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. Before you invest, you should read the prospectuses in the respective registration statements and other http://app.fbs.fantex.com/e/es?s=181344204&e=1512&elq=7354a4f444bb4904896532a9ee9136f6 3/4

6/16/2015 Investments Offering Return Potential That Dad Would Approve Of

documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at **www.sec.gov**. Alternatively, Fantex, Inc., FBS, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll-free **855-905-5050**. **View the Fantex Michael Brockers prospectus. View the Fantex Jack Mewhort prospectus. View the Fantex Kendall Wright prospectus.**

This communication contains forward-looking statements. These statements are often identified by the use of words such as "may," "will," "expect," "believe" and similar expressions or variations. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Fantex Brokerage Services, LLC, 330 Townsend St., Suite 234 San Francisco, CA 94107
© 2015 Fantex Brokerage Services, LLC

Member of SIPC. For details, please see **www.sipc.org**.

This message is not an offer to sell or a solicitation of any investment products or other financial product or service, an official confirmation of any transaction, or an official statement of Fantex Brokerage Services, LLC.

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